Exhibit 99.1
Tronox Vice President of Supply Chain and Strategic Sourcing
Announces Retirement
     Oklahoma City, April 17, 2008 — Gregory E. Thomas, Tronox Incorporated (NYSE: TRX, TRX.B) vice president of supply chain and strategic sourcing, announced that he will retire on April 30, 2008.
     Thomas joined Kerr-McGee Corp. in 1977 as a management intern and served in positions of increasing responsibility in the company’s coal, corporate and chemical groups. In 2005, in connection with the initial public offering of Tronox Incorporated, Thomas was named vice president of supply chain and strategic sourcing of the new public company.
     “On behalf of Tronox and the board of directors, I want to thank Greg for his commitment to Tronox and his numerous contributions over the past three decades,” said Tom Adams, Tronox chairman and chief executive officer. “We wish him the best in his retirement.”
     Supply chain and strategic sourcing will remain part of the global operations group and will be incorporated into the existing responsibilities of current officers and staff.
     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 642,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to approximately 1,100 customers in 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.
###
     Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are

“forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K and Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.

Media Contact:	Debbie Schramm Direct: 405-775-5177 Cell: 405-830-6937 debbie.schramm@tronox.com

Investor Contact:	Robert Gibney Direct: 405-775-5105 robert.gibney@tronox.com
08-14

2